Exhibit 10.2

June 14, 2026

Paul Todd

Sent Via Email

Dear Paul:

This letter amends certain terms of your offer letter with Fiserv, Inc. (“Fiserv”), dated October 28, 2025 (the “Offer Letter”). You acknowledge agree that notwithstanding the vesting protections set forth in your Offer Letter, you will no longer have the ability to resign for “Good Reason” as such term is defined therein. Except as expressly set forth in this letter, all terms, conditions and provisions of your Offer Letter shall remain in full force and effect.

In consideration for the acknowledgement provided hereunder, the Board of Directors has approved an award of Restricted Stock Units to you on June 15, 2026, with a grant date value of $5,000,000 (the “Retention RSUs”). The Retention RSUs will be in substantially the same form, and contain substantially the same terms, as the time-vesting RSU awards granted to you and other members of the Management Committee on February 18, 2026, provided that such Retention RSUs shall vest as to 33% of the award on each of the first three anniversaries of the grant date.

Paul, your continued strong leadership will be critical to the organization as we move through this transformative period. Thank you for all you do for Fiserv and our people.

Sincerely yours,

/s/ Jennifer Manchester

Jennifer Manchester

Chief Human Resources Officer

Acknowledged and Accepted:

/s/ Paul Todd	June 14, 2026
Paul Todd	Date